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                                                                      EXHIBIT 16

       [LETTERHEAD OF COOPERS & LYBRAND, L.L.P., OMAHA, NEBRASKA OFFICE]

May 18, 1998

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC  20549

Ladies and Gentlemen:

        We have read the statements made by Transcrypt International, Inc. (the "Registrant") in its Form 8-K report that we understand the Registrant filed with the Commission pursuant to Item 4 of Form 8-K on May 4, 1998 (copy attached). We disagree with many of the Registrant's statements in its Form 8-K, as we set forth below. Some of the reasons why we disagree with the Registrant's statements are also set forth below. For ease in referring to specific portions of the Form 8-K, we have numbered each of the Registrant's paragraphs as shown in the attached copy of the Form 8-K and refer to the Registrant's statements by those paragraph numbers.

        1. In its fifth paragraph, the Registrant states that Coopers & Lybrand L.L.P. ("C&L") worked with the Registrant's management in establishing appropriate accounting policies, procedures and controls, including specific revenue recognition policies. We do not agree with this statement. While C&L commented on certain internal control matters over the years, C&L did not work with the Registrant's management to establish accounting policies and procedures for the Registrant, including the Registrant's revenue recognition policies. In its fifth paragraph, the Registrant also indicates that C&L performed timely interim reviews of the Registrant's quarterly financial statements since the Registrant's initial public offering and reviewed significant year-end and quarter-end sales. We would respond that, in accordance with AICPA standards, an accountant's "review" of quarterly financial statements is substantially less in scope than an audit, and such a review does not necessarily involve the examination of documentary evidence related to any "reviewed" transaction. Furthermore, with respect to the Registrant's year-end sales, the only year-end since the Registrant's initial public offering was December 31, 1997. C&L resigned prior to completing its audit procedures for the Registrant's year ending December 31, 1997, and therefore the Registrant was not entitled to take comfort that any transactions had been audited even though C&L was in the process of performing certain audit procedures. Moreover, the Registrant was aware that C&L, while conducting its audit procedures for year-end 1997, had uncovered numerous issues with respect to improperly recorded transactions. Further discussion of these points is set forth below.


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        2. In its sixth paragraph, the Registrant states that until mid-to-late
March 1998 it had received no indication from C&L of "disagreements" or other "reportable events" under Rule 304 (actually, Item 304 of SEC Regulation S-K). We do not agree with this statement, nor do we agree with the implications of the Registrant's further statement in this paragraph that the C&L audit partner had read the Registrant's February 6, 1998 press release announcing the Registrant's financial results for 1997 and took no exception to it prior to issuance. Starting on December 31, 1997, when C&L identified and reported to the Registrant's management the percentage-of-completion issue at the Registrant's E.F. Johnson subsidiary, and on a continuing basis thereafter, C&L raised numerous questions to the Registrant's management relating to the Registrant's revenue recognition and other issues as C&L identified them during the course of its audit, which was never completed, of the Registrant's financial results for 1997. Moreover, the Registrant's management was aware at the time it issued its February 6, 1998 press release that none of these issues had been resolved to C&L's satisfaction. Prior to February 6, the C&L audit partner had discussed with the Registrant's senior management the fact that there were numerous open issues and incomplete audit procedures remaining in the audit. Indeed, on the morning of February 6 before the press release was issued, the C&L audit partner specifically discussed with the Registrant's senior management one of the principal open issues. Further, the Registrant's management also was aware at that time of its delays in completing its closing process and that it had not provided C&L with sufficient time to complete critical audit procedures before the Registrant issued its February 6 press release. For example, the Registrant had not provided its 1997 consolidating schedules to C&L until late in the evening of February 5, 1998. The Registrant issued its press release at approximately 10:00 a.m. on February 6. C&L also at no time provided any assurance to the Registrant that C&L had audited the financial results for 1997 that the Registrant announced in its February 6 press release. Further, despite C&L's numerous requests to the Registrant from January 1998 on for additional documentation and information to help C&L resolve the many accounting issues and questions it had identified with respect to the Registrant's 1997 financial results, the Registrant's management failed to provide C&L with any additional documentation or information until after late February 1998, when C&L received the first anonymous letter alleging wrongful revenue recognition by the Registrant. After late February 1998, management was still very slow in providing C&L with the documentation and information C&L had requested to complete its audit. Even after the anonymous letters began to arrive in late February 1998, the Registrant's management -- expressing incredulity that anyone would question its accounting practices -- focused on finding out who had sent the anonymous letters, rather than on the more important question, with which C&L was concerned, of whether the allegations in the letters had any factual basis. In fact, as C&L discovered, virtually all of the allegations in the anonymous letters proved to be accurate. As C&L's attempts to audit the Registrant continued, management's misdirected focus became increasingly apparent. Over time, the numerous questions and possible accounting misstatements by the Registrant that C&L had earlier identified and reported to management eventually reached the level of


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"disagreements" and other "reportable events" as C&L discussed with the
Registrant's management and ultimately with the Audit Committee.

        3. In its seventh paragraph, the Registrant states that at a March 4, 1998 meeting with the Registrant's Audit Committee the C&L audit partner indicated that the Registrant's reserve for receivables was adequate based on the information that C&L had available at the time and that the sales referred to in the first anonymous letter had been recorded consistent with the Registrant's revenue recognition procedures, as previously approved by C&L. We disagree with this statement. Concerning the Registrant's reserves for receivables, C&L had specifically expressed concern during the March 4, 1998 meeting with the Registrant's Audit Committee regarding the adequacy of the Registrant's reserves for receivables because of unanswered confirmations and lack of subsequent cash collections. In addition, while it was the Registrant's position at the March 4 meeting that the Registrant's underestimate of its reserves for receivables at Transcrypt was offset by an overestimate of reserves at the E.F. Johnson subsidiary the Registrant had acquired during 1997, C&L subsequently learned of erroneous accounting for an E.F. Johnson receivable collected after the acquisition, which resulted in the Registrant's overall understatement of reserves (which is discussed in the formal "disagreement" disclosed in the Registrant's sixteenth paragraph). In addition, at the time of the March 4 Audit Committee meeting, the sales referenced in the first anonymous letter (which sales also are the subject of the formal "disagreement" that the Registrant disclosed in its eighteenth paragraph) continued to be an open item in C&L's audit for which C&L had not received information that it had previously requested, i.e., a written contract or confirmation from the government. C&L had previously told the Registrant's management on several occasions that there had to be some resolution of this issue before the Registrant's Form 10-K could be filed. The Registrant's management knew this issue had not been resolved by March 4, 1998, and C&L did not in any way advise the Registrant's Audit Committee on March 4, 1998 that this issue had been resolved, as the Registrant implies in its seventh paragraph. Our comments below in response to the Registrant's seventeenth and eighteenth paragraphs deal further with these sales. Our comments above in response to the Registrant's fifth paragraph also apply here in response to the implication of Registrant's seventh paragraph that C&L had approved revenue recognition procedures of the Registrant. In its seventh paragraph, the Registrant additionally states that before it had issued its March 5, 1998 press release saying that it continued to stand by its previously issued financial statements and its previously announced financial results, the C&L audit partner had read this press release and took no exception to it. We disagree with the implications of this statement. While the C&L audit partner knew the Registrant's position on March 5 was that the Registrant was continuing to stand by its 1997 financial results that the Registrant had announced on February 6, 1998, the C&L audit partner had never approved or audited those financial results, as the Registrant's management was well aware. In fact, at the time of the March 5 press release, the Registrant's management was well aware that no resolution had been reached of the numerous accounting issues and questions that C&L had raised to management.


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        4. In its eighth paragraph, the Registrant discusses that in mid-March
1998 it learned that the National Office of C&L had become involved in the review of issues raised in the anonymous letters. We disagree with the implications of this paragraph that C&L's National Office became involved solely to review the issues raised by the anonymous letters. C&L's local office had specifically requested the assistance of C&L's National Office after C&L had received the anonymous letters. C&L's local office had requested the assistance of C&L's National Office not only on the issues raised by the anonymous letters, but also on the many other broader issues relating to the Registrant's accounting. This broader scope included the many still open and unresolved issues that C&L had previously identified to the Registrant's management. To provide this broad assistance, it was necessary for the C&L National Office partner to review the working papers that C&L's local office had prepared to date. In further response to the Registrant's eighth paragraph, we would also point out that, during the referenced meetings with the Registrant's management and with the Audit Committee the week of March 23, 1998, the local C&L audit partner always attended these meetings along with the representative of C&L's National Office.

        5. In its ninth paragraph, the Registrant states that during late March and in April 1998 it provided additional documentation and information to us regarding the transactions at issue. We disagree with any implication in this statement that during this time period the Registrant had provided C&L with all of the documentation and information that C&L had requested. Starting in January 1998 and continuing until April 24, 1998, when C&L resigned, there were at all times outstanding documentation and information requests that C&L had made to the Registrant that the Registrant had failed to satisfy. During the week of the March 27, 1998 press release described in the Registrant's eighth paragraph, the Registrant's management had engaged another accounting firm, TenEyck Associates, Inc. ("TenEyck"), to review certain accounting issues that C&L had raised to date for which the Registrant's management disagreed with C&L. Only after consulting with TenEyck (and after receiving the March 25, 1998 letter from the government customer referenced in the Registrant's eighteenth paragraph) did the Registrant's management finally appear to acknowledge that it would have to record adjustments to its previously announced financial results. Moreover, in many cases the additional documentation and information the Registrant provided C&L during this time period in response to C&L's requests only led C&L to make additional requests for more documentation and information from the Registrant because of the incomplete and questionable explanations that the Registrant provided to C&L.

        6. In its tenth paragraph, the Registrant states that on April 3, 1998, its Board of Directors authorized the Audit Committee to engage another major accounting firm to conduct a review, under SAS No. 50, of the accounting principles C&L had proposed for the transactions in question because the Board believed that C&L had a potential conflict of interest in reviewing its

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prior work. We disagree with certain aspects of this statement and the implications of the statement. The Registrant did not engage the other major accounting firm, which was KPMG Peat Marwick ("KPMG"), to review C&L's prior work; rather, KPMG was engaged to review C&L's accounting conclusions with which C&L understood the Registrant's management disagreed. Further, we disagree with the Registrant's statement that C&L had any potential conflict of interest in reviewing its prior work. Since C&L's 1997 audit of the Registrant was in progress and had not been completed, it was necessary and appropriate under normal audit procedures for C&L to review its prior work to date, in conjunction with its continuing examination of the Registrant's financial records, particularly in light of the new information of which C&L had become aware as a result of its ongoing inquiries and the anonymous letters. Moreover, until the Registrant had so stated in its May 4, 1998 Form 8-K, neither the Board, the Audit Committee nor KPMG had ever advised C&L of any belief that C&L had a conflict of interest in reviewing its prior work to date in order to try to complete its audit. We would also note that KPMG was the second accounting firm the Registrant had engaged in a period of a few weeks to try to obtain an accounting opinion different from what C&L had advised. It is C&L's understanding that both of the other accounting firms that the Registrant consulted with during this period -- TenEyck and KPMG -- agreed with C&L's opinions on the accounting principles at issue. In its tenth paragraph, the Registrant further states that the Audit Committee retained independent counsel to conduct an investigation and advise the Audit Committee in connection with certain matters, concurring with C&L's advice that it must do so. We believe this statement by the Registrant requires further elaboration to be fully accurate. On April 2, 1998, the day preceding the April 3 Board meeting that the Registrant also discusses in this paragraph, the C&L audit partner and two C&L National Office partners held a meeting with the Registrant's Audit Committee (which is made up of three outside Directors of the Registrant). C&L had initiated this meeting with the Audit Committee and had specifically requested that the Audit Committee not permit the Registrant's management and counsel to attend the meeting. C&L advised the Audit Committee at this private April 2 meeting that C&L had identified possible fraud by the Registrant, and that the fraud possibly had been committed by, or at the direction of, the Registrant's most senior management. C&L explained to the Audit Committee during the meeting details of the primary circumstances and events that had led C&L to reach this conclusion of possible fraud, including the fact, among others, that in late March 1998 C&L's investigations had led it to a non-anonymous and apparently credible source who expressly told C&L that the Registrant's management had intentionally manipulated sales revenues. During the April 2 meeting, C&L told the Audit Committee that, because of the possibility of fraud and illegal acts,
(1) in C&L's opinion, the Audit Committee should retain special counsel who was independent of the Registrant and its management to conduct an investigation to determine whether fraud or other illegal acts in fact had occurred; and (2) if the Audit Committee did not do this, C&L would resign. In response, the Registrant's outside counsel made repeated attempts to convince C&L and the Audit Committee that the Audit Committee did not need to retain special counsel. On April 7, 1998, the same three C&L partners had a telephonic meeting with the Audit



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Securities and Exchange Commission
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Committee in which C&L repeated its position that, if the Audit Committee did not retain special counsel to investigate the possible fraud, C&L would resign. With that, the Audit Committee then retained special counsel.

        7. In its eleventh paragraph, the Registrant states that on the morning of April 24, 1998, the Audit Committee's special counsel telephoned C&L's outside counsel and informed C&L's outside counsel that "the Company would agree with Coopers' proposed accounting treatment of the transactions in question" and requested that C&L proceed with completion of the audit. We disagree with the quoted portion of this statement. Until late in the day on April 24, 1998, no one had suggested to C&L or its outside counsel that the Registrant (as opposed to KPMG) had now decided to agree with C&L's proposed accounting treatment of the transactions in question that KPMG was reviewing under SAS No. 50. Moreover, based on what the Registrant itself states in later paragraphs of the Form 8-K, specifically its fifteenth, sixteenth and nineteenth paragraphs, concerning reportable "disagreements" with C&L, the Registrant still is continuing to evaluate whether it agrees with C&L's proposed accounting treatment for some of the transactions involved in KPMG's review under SAS No. 50. Furthermore, C&L had made its decision to resign on the evening of the prior day, April 23. Early the morning of April 24, at approximately 8:30 a.m. (or approximately one hour before the Audit Committee's special counsel spoke with C&L's outside counsel), C&L telephoned the Audit Committee Chairman and requested that a conference call be set up as soon as possible that morning between C&L and the Audit Committee. C&L's purpose in requesting this conference call was to inform the Audit Committee of C&L's resignation decision. Because of C&L's resignation decision, C&L also decided to postpone for the time being the appointment that happened to be that day for the Audit Committee's special counsel to review the working papers and to continue its debriefing of C&L's audit partner pursuant to C&L's volunteered and ongoing efforts to assist the special counsel in the investigation that C&L had requested into the Registrant's possible fraud. Notably, due to a number of factors, C&L's decision to resign would not have been altered even if C&L had been able to learn on the evening of April 23 or the morning of April 24 that the Registrant now agreed with C&L's proposed accounting treatment of the transactions in question. C&L had assumed for some time that the Registrant's management would ultimately face the reality that it had to agree with C&L's proposed accounting adjustments. C&L had already decided a month earlier -- during the week of March 23, 1998 -- that, if the Registrant's management refused to agree to the accounting adjustments C&L believed were necessary, C&L would take exception to or render an adverse opinion on the Registrant's financial statements for 1997. Accordingly, the exercise the Registrant's management was going through to obtain yet a third opinion on the proper accounting treatment was not important to C&L. C&L knew at the time of its decision to resign that KPMG appeared to be in agreement with C&L on the issues involved in the SAS No. 50 review. C&L also had understood for approximately a month that the other accounting firm the Registrant's management had engaged, TenEyck, appeared to be in agreement with C&L on the issues. The factors, among others, that did lead to C&L's decision

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to resign included the following: (a) the unresolved issues relating to C&L's concerns about the integrity of the Registrant's management and possible fraud, which concerns arose while C&L was attempting to do its audit for year-end 1997;
(b) the repeated attempts by the Registrant, Audit Committee and their counsel to pressure C&L to complete its audit prior to May 7, 1998, when the Registrant had been ordered to appear at a NASDAQ delisting hearing due to the Registrant's late Form 10-K; (c) the concerns C&L had that, prior to the Registrant's desired May 7, 1998 audit deadline, the Audit Committee's special counsel was not likely to have sufficient time and opportunity to conduct the thorough and comprehensive investigation that C&L had envisioned when it had requested the Audit Committee to retain special counsel to investigate the possible fraud and illegal acts, much less permit C&L sufficient time and opportunity before the May 7, 1998 delisting hearing to review the special counsel's findings and conclusions and to determine if C&L agreed with them; (d) the numerous examples of the Registrant's management presenting information to C&L that C&L later learned constituted distortions of the truth and half-truths, while the Registrant's management continued to resist making the necessary corrections to the financial results it had reported for 1997; and (e) the increasingly apparent indications C&L would need to extend its audit procedures far beyond normal audit procedures, and also beyond the audit for calendar year 1997 to include calendar years 1995 and 1996, due to C&L's concerns about the integrity of the Registrant's management at all levels and possible fraud.

        8. In its twelfth paragraph, the Registrant states it is setting forth the "disagreements" between C&L and the Registrant that are reportable under Rule 304 (actually, Item 304 of SEC Regulation S-K) that C&L and members of the Audit Committee discussed at various times in late March or in April 1998. We disagree with any implication of this statement that, as the Registrant claimed in its sixth paragraph, C&L had not given any indication to the Registrant regarding any disagreements at an earlier time. We accordingly refer here to our response above to the Registrant's sixth paragraph.

        9. In its thirteenth paragraph, the Registrant discusses the reportable disagreement it had with C&L concerning application of the percentage-of-completion accounting method to the systems contracts of the Registrant's E.J. Johnson subsidiary. We disagree with the implications of the Registrant's discussion in this paragraph that E.F. Johnson's consistent practice, prior to its July 31, 1997 acquisition by the Registrant, was to include major purchased components in the percentage-of-completion calculation when such components had not yet begun to be installed into the system. This was not E.F. Johnson's prior practice before its acquisition by the Registrant. Further, the costs the Registrant had included in its percentage-of-completion calculation for this contract had not, in C&L's opinion, even been incurred during 1997. In December 1997, the Registrant had ordered the components at issue from several vendors, with the request that each vendor issue the Registrant a "pro forma invoice" by December 31, 1997, in an apparent attempt by the Registrant to demonstrate that it had incurred the costs in 1997. Each


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of these pro forma invoices in fact was dated December 30 or 31, 1997. However, the components were not delivered to the Registrant by December 31, 1997. In fact, the components were not even scheduled for delivery until April 1998 at the earliest. Moreover, C&L believes it unlikely that the vendors had even manufactured the component parts by December 31, 1997. Even if such components actually had been manufactured in only two or three weeks during late December, then C&L believes that they should not be included in a cost-to-cost calculation of the percentage of completion because they would not be special purpose component parts. Rather, they would be "off-the-shelf" components that should not be included in a percentage-of-completion calculation, which is intended to measure the revenue earned by the Registrant's substantive efforts toward completion. Further, we also disagree with the Registrant's implication in its thirteenth paragraph that it was not until late March 1998 that C&L first informed the Registrant of C&L's position in this regard. To the contrary, C&L informed the Registrant in early January 1998 and again prior to the February 6, 1998 press release that inclusion of significant uninstalled materials in the percentage-of-completion calculation for E.F. Johnson's system contracts was not appropriate.

        10. In its fourteenth paragraph, the Registrant discusses the reportable disagreement it had with C&L concerning revenue the Registrant had recorded in the fourth quarter of 1997 under a license contract containing a cancellation right. The Registrant states that C&L's "current" position is that, because the customer had a cancellation right and the payment terms extend beyond one year, revenue should be recognized on an installment basis. The Registrant also states that it amended the contract to eliminate the cancellation right before issuing its 1997 financial results. We disagree with the implications of these statements. C&L at no time agreed with the Registrant's position that the revenue from this license agreement could be recorded in 1997 if the contract subsequently was amended to eliminate the customer's cancellation right. The Registrant had recorded the revenue for this contract on the last day of the year, December 31, 1997. The terms of the original contract gave the customer the right until February 15, 1998 to cancel the contract; the contract additionally set forth a payment schedule over a three-year period for the customer to pay the Registrant, with the customer's first payment not due until February 15, 1998, when the cancellation right expired. The Registrant, in January 1998, in an attempt to have the contract revenue apply to its 1997 revenues, contacted the customer and, on January 30, 1998 -- only two weeks before the customer's cancellation right was to expire anyway under the original terms of the contract -- the Registrant and the customer agreed to amend the contract to delete the customer's cancellation right. C&L received a copy of the amended contract in mid-March 1998 and concluded, based on all of these facts, that the Registrant was not entitled to recognize any revenue from this contract in 1997 and, further, that when the Registrant could properly recognize revenue from this contract beginning in 1998, it must be recognized on an installment basis.


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        11. In its sixteenth paragraph, the Registrant discusses the reportable disagreement it had with C&L of whether the opening balance sheet after the Registrant's acquisition of E.F. Johnson Company should have been adjusted to reduce a $500,000 bad debt reserve established by E.F. Johnson and left on the books, although the receivable was collected in the first quarter of 1998. The Registrant does not mention that if goodwill and the bad debt reserve of E.F. Johnson are reduced by $500,000, as C&L believes would be appropriate, it is C&L's further opinion that the Registrant's consolidated bad debt reserve potentially could be understated by an amount substantially in excess of $500,000. Further, C&L disagrees with the Registrant's implication that C&L, after reaching a final audit opinion on this issue, had later changed its position. Retroactive adjustments to acquisition date balance sheets are not ordinarily made as a result of changes in circumstances that occur subsequent to the acquisition date. Occasionally, as was the case for the Registrant, however, facts are discovered subsequent to the acquisition that indicate the circumstances were different on the acquisition date than originally believed. In the course of C&L's audit for 1997, C&L learned additional information that indicated the retroactive adjustment in question was necessary as it was not due to a change of circumstances after the acquisition.

        12. In its seventeenth paragraph, the Registrant discusses its reportable disagreement with C&L concerning recognition of revenue on certain government agency sales. We disagree with implications of certain aspects of this paragraph. The Registrant states that the government agency customer at issue, in the usual course of business, would subsequently reduce the transaction to a formal written agreement. However, the events described in the Registrant's eighteenth paragraph demonstrate why the Registrant's assertions that recording revenue on shipments prior to receipt of a contract is not an appropriate accounting policy. The Registrant also states that C&L has now advised the Registrant that these revenues should not have been recorded until a formal written agreement was received. However, the Registrant fails to point out that it had never informed C&L until late April 1998 that, in May 1997, the government agency customer at issue had notified the Registrant by letter that the agency's contact person with whom the Registrant was dealing was not authorized to contractually commit the government agency. In late April 1998, the Registrant received a letter from the government agency that enclosed a copy of this May 1997 letter. The Registrant's management had informed and assured C&L on numerous occasions prior to late April 1998 that the Registrant's recording of revenue on shipments before receipt of a contract was appropriate for transactions with this government agency due to the unique circumstances involved, including the agency's need for quick shipments for national security reasons. Had C&L known about the government's May 1997 letter to the Registrant, C&L never would have initially accepted management's practice of recording revenues before receipt of a formal written contract for these transactions.

        13. In its eighteenth paragraph, the Registrant discusses its reportable disagreement with C&L concerning the specific transactions with the government agency customer referenced


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in the preceding paragraph. We disagree with certain aspects of the Registrant's statements in this paragraph and with implications of the Registrant's statements. The Registrant states that on March 25, 1998 this government agency customer advised the Registrant that the agency's employee with whom the Registrant had been dealing was not authorized to contractually bind the government, thereby implying that the Registrant first learned this on March 25, 1998. However, this is not true. As noted above, the government agency had sent a letter in May 1997 to the Registrant advising that this agency employee was not authorized to contractually commit the government agency. Further, the Registrant also had been orally informed of this in a meeting with the government agency in mid-March 1998. In its eighteenth paragraph, the Registrant also fails to mention that, when it had recognized the revenue from these transactions in the second and third quarters of 1997, it had shipped the products at issue for this government agency to a public warehouse. C&L subsequently learned in late February 1998 or in March 1998 that these products remained in the public warehouse and, to the best of C&L's knowledge as of the date it resigned, continue to remain there. The Registrant further fails to mention that it had not manufactured many of the products in question, but rather that another company had supplied a significant majority of the products and was paid by the Registrant because the other company had refused to ship products to the government agency without a binding contract.

        14. In its nineteenth paragraph, the Registrant refers to its reportable disagreement with C&L concerning the Registrant's recognition of revenue on shipments to certain international dealers and distributors. We take issue with several aspects of this paragraph. The Registrant states that in mid-March 1998 C&L "reevaluated" these sales that the Registrant made during 1997, implying that C&L had previously audited these sales. As C&L's response above to the Registrant's fifth paragraph points out, there is a significant difference under AICPA standards between an accountant's quarterly review procedures and its audit procedures at year-end. For example, the quarterly reviews would not ordinarily include examination of the customer credit files. The Registrant does not mention in this paragraph that it had failed to perform ordinary credit review procedures prior to its agreement to advance substantial amounts of credit to these dealers and distributors, as C&L learned in conducting its audit procedures for year-end 1997. The Registrant also fails to note that C&L's position, with which the Registrant disagreed, is that certain of these shipments by the Registrant to public freight forwarders are in substance consigned inventory, rather than sales, because the shipments are not in any distribution channel and, in at least one instance, the product was shipped back to the Registrant after year-end 1997.

        15. In its twentieth paragraph, the Registrant discusses its reportable disagreement with C&L regarding shipments to customers who had the explicit right to exchange the products shipped for other products. The Registrant states that it believes C&L did not disclose this issue to the Registrant until after C&L resigned. We disagree with this statement. In early April 1998, some weeks before C&L resigned on April 24, 1998, C&L specifically informed the Registrant's

Securities and Exchange Commission
May 18, 1998
Page 11



management and its Audit Committee about this issue after C&L had reviewed one of the Registrant's customer files that disclosed the customer's express right to exchange the products the Registrant was shipping for other products. In mid-April 1998, C&L repeated this information to the Audit Committee's special counsel and an Audit Committee member in conjunction with C&L's efforts to assist the special counsel's investigation of the possible fraud.

        16. In its twenty-second paragraph, the Registrant discloses the reportable event that C&L had informed the Registrant that the Registrant's internal controls for recording of sales revenue were deficient. C&L would add that it discussed the Registrant's lack of internal controls for revenue recognition with the Registrant's Audit Committee in March 1998.

        17. In its twenty-third paragraph, the Registrant discusses the reportable event relating to C&L's disclosure to the Audit Committee that C&L had identified possible fraud and illegal acts at the Registrant, which possibly involved the Registrant's management. C&L's discussion in more detail of this issue is set forth above in response to the Registrant's tenth paragraph and should be referenced. C&L would also clarify in response to the Registrant's statements in its twenty-third paragraph that, as of April 2, 1998, when C&L reported the possible fraud and illegal acts to the Audit Committee, C&L also indicated to the Audit Committee on that date that C&L felt it could no longer rely on representations of the Registrant's management under the circumstances existing at that time.

        18. In its twenty-fourth paragraph, the Registrant discusses C&L's need to expand the scope of its audit, which the Registrant states C&L indicated only at the time of its resignation on April 24, 1998. However, C&L had informed the Audit Committee at meetings in late March and early April 1998 that C&L's audit scope would have to be significantly expanded.

        19. In its twenty-fifth paragraph, the Registrant discloses that C&L had identified issues that may result in significant changes to the Registrant's financial statements of one or more years and quarters that C&L "believes" were unresolved as the result of its resignation prior to completion of the expanded audit scope. However, for clarification, C&L would state that these issues in fact existed and were unresolved at the time of C&L's resignation.

        20. In its twenty-seventh paragraph, the Registrant describes one of the specific unresolved issues C&L had identified as being issues regarding the appropriateness of the Registrant's recording of revenues in 1996 and 1997 for transactions where the Registrant "may" have shipped goods to itself, to public warehouses, to family members and to employees. However, at the time of its resignation, C&L did not believe it was merely "possible" that in 1997 the Registrant had made shipments to itself, to public warehouses and to employees' family members. C&L learned when conducting its audit procedures for 1997 that the Registrant in fact had made some shipments of this nature during 1997. C&L had not resolved at the time of its

Securities and Exchange Commission
May 18, 1998
Page 12



resignation whether the Registrant had improperly recorded revenues in 1997 for such transactions.

        21. In its twenty-ninth paragraph, the Registrant describes one of the specific unresolved issues C&L had identified as being issues regarding the appropriateness of recording revenues in 1996 and 1997 for sales of newly developed products for which engineering development may not have been complete. C&L would more fully describe these issues as regarding the appropriateness of the Registrant's recording of revenues in 1996 and 1997 for sales of newly developed products for which, given the large volume of defects found and merchandise returned by customers, engineering development may not have been complete at the time the Registrant began marketing the products.

        22. In its thirtieth paragraph, the Registrant describes one of the specific unresolved issues C&L had identified as being issues regarding reserving for sales returns and allowances. C&L would more fully describe these issues as regarding the adequacy of the Registrant's reserves for inventory returns and allowances given the large volume of merchandise returned by customers due to product defects and other return arrangements.

        23. In its thirty-first paragraph, the Registrant describes one of the specific unresolved issues C&L had identified as being issues regarding the possible need for a valuation allowance with respect to the Registrant's consolidated deferred tax asset balance. C&L would more fully describe these issues as regarding the possible need for a valuation allowance with respect to the Registrant's consolidated deferred tax asset balance given the history of losses experienced both by Transcrypt and by E.F. Johnson.

        24. The Registrant's thirty-third paragraph discusses a reportable event regarding reversal of $240,000 for engineering services revenue that the Registrant recorded in November 1996 under a contract dated December 31, 1996. These services were for the same government agency discussed in the Registrant's eighteenth paragraph. In the Registrant's thirty-second paragraph, the Registrant states that C&L had disclosed the need to make this adjustment in conjunction with C&L's resignation on April 24, 1998. However, the Registrant does not note that, at C&L's request, the Registrant had provided C&L in late March 1998 with a list of all revenues the Registrant had recorded for this government agency in 1996. This list reflected the November 1996 billing and the December 31, 1996 contract date, but the list did not indicate when the Registrant had provided the services in question to the government agency. Only on April 22, 1998, after C&L had repeatedly requested the Registrant to supply this information, did the Registrant finally provide C&L with the information that allowed C&L to determine that the Registrant had performed all or most of the services in 1997. Further, the Registrant states in this thirty-third paragraph that these services "may not" have been completed until 1997. We disagree with this statement. As noted, all or most of these services were

Securities and Exchange Commission
May 18, 1998
Page 13



performed in 1997. Finally, the Registrant states in this paragraph that this accounting change "could" negatively impact the Registrant's 1996 annual and fourth quarter consolidated operating results. However, it is C&L's position that this change is required and that it will negatively impact 1996 results.

Very truly yours,


/s/ COOPERS & LYBRAND L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.

                                                  [ATTACHMENT TO COOPERS LETTER]
                         [PARAGRAPH NUMBERS CORRESPOND TO HANDWRITTEN NUMBERING]

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): APRIL 24, 1998

                  ---------------------------------------------

                         TRANSCRYPT INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



         DELAWARE                      0-21681                  47-0801192
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
      of incorporation)                                   Identification Number)

                  4800 NW FIRST STREET, LINCOLN, NEBRASKA 68521
              (Address of Principal Executive Offices and Zip Code)

       Registrant's telephone number, including area code: (402) 474-4800

Item 4.  Changes in Registrant's Certifying Accountant.

1.       (i)   On April 24, 1998, Coopers & Lybrand L.L.P. ("Coopers") resigned as the principal accountants of Transcrypt International, Inc. (the "Company"). On April 27, 1998, the Company issued a news release disclosing this information, among other things. The full text of that news release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

2. In conjunction with its resignation, Coopers advised the Company that their reports with respect to the consolidated financial statements of the Company and its subsidiaries, as of and for the years ended December 31, 1995 and 1996, should no longer be relied upon and are withdrawn. As of the date of this Report, the Company is in the process of retaining a new independent accountant.

3. (ii) None of Coopers' reports on the financial statements of the Company and its subsidiaries as of and for the years ended December 31, 1995 and 1996 contained any adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope, or accounting principle. An audit report on the financial statements of the Company and its subsidiaries as of and for the year ended December 31, 1997 has not yet been issued.

4. (iii) Neither the Company's Board of Directors nor its Audit Committee recommended the decision to change accountants.

5. (iv) Prior to its resignation on April 24, 1998, Coopers had been the independent public accountant of the Company since 1992, and representatives of Coopers have worked closely with the Company's management in connection with the Company's financial statements. Coopers performed timely interim reviews of the Company's quarterly financial statements since the Company's initial public offering and reviewed significant year-end and quarter-end sales. Coopers also worked with management in establishing appropriate accounting policies, procedures and controls, including specific revenue recognition policies.

6. During the Company's two most recent fiscal years and subsequent interim period through mid- to late-March 1998, the Company received no indication from Coopers regarding a disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Coopers, would have caused Coopers to make reference to the subject matter of the disagreement in connection with any of its reports, nor did the Company receive any indication from Coopers regarding any other reportable event under Rule 304. Coopers consented to the inclusion of its audit reports in connection with the Company's two public offerings completed on January 22, 1997 and October 15, 1997, and provided "comfort letters" in connection with such offerings. On February 6, 1998, the Company released its financial results for 1997 via a public press release. The audit partner of Coopers read and took no exception to such press release prior to its issuance.

7. During late February and March 1998, Coopers informed the Company that Coopers had received several anonymous letters and one anonymous telephone call which, among other things, questioned the accounting practices of the Company relating primarily to certain sales transactions and alleged wrongdoing in connection therewith. Beginning shortly after the receipt of the first letter, meetings were held involving management of the Company, members of the Company's Audit Committee and the Coopers audit partner. At an Audit Committee meeting held on March 4, 1998 attended by the Coopers audit partner, Coopers indicated that the Company's reserve for receivables was adequate based on information currently available to it, and that the sales transactions referred to in the first anonymous letter had been recorded consistent with the Company's revenue recognition procedures, as previously approved by Coopers. On March 5, 1998, the Company issued a press release referring to the first anonymous letter and stating that the Company continued to stand by its previously issued financial statements and publicly announced financial results, but was continuing to investigate these matters. The audit partner of Coopers read and took no exception to such press release prior to its issuance.

8. In mid-March 1998, the Company learned that the National Office of Coopers had become involved in the review of issues raised in the anonymous letters. During the week of March 23, 1998, a representative of the National Office held several meetings with Company management and one meeting with members of the Company's Audit Committee. The Company also was advised that the National Office representative began to review Coopers' workpapers. On March 26, 1998, in a meeting attended by the Coopers audit partner and National Office representative, members of the Audit Committee and certain members of management, the Company was advised orally that Coopers was still in the process of reviewing and examining the workpapers relating to the 1997 audit and that adjustments would be required to previously announced financial results for 1997, although Coopers stated that it was not yet in a position to quantify such adjustments. On March 27, 1998, the Company issued a press release indicating that its 1997 Annual Report on Form 10-K would be delayed and that adjustments would be made to the Company's previously announced results.

9. In a number of subsequent meetings held in late March and in April 1998 between Coopers and Audit Committee members and Coopers and management of the Company, Coopers described adjustments that it was considering recommending regarding the Company's 1997 financial statements and that such adjustments might impact the Company's 1996 fiscal year. During this time, the Company provided additional documentation and information to Coopers regarding the transactions at issue.

10. During its meetings with Coopers, representatives of the Company questioned Coopers regarding the basis and support for its proposed adjustments under generally accepted accounting principles ("GAAP") and discussed with Coopers the Company's reliance on Coopers' prior review of certain of these transactions and audits. On April 3, 1998, the Board of Directors of the Company met and, due to its belief that Coopers had a potential conflict of interest in reviewing its prior work, authorized the Audit Committee to retain another major independent accounting firm to review, under SAS No. 50, the accounting principles applied to the transactions in question and report whether the accounting principles applied were in accordance with GAAP. Such independent accountant was retained by the Company. In addition, the Audit Committee retained independent counsel to conduct an investigation and advise the Audit Committee in connection with certain matters, concurring with Coopers' advice that it must do so.

11. On the afternoon of April 23, Company management spoke with representatives of the other major accounting firm to discuss their SAS No. 50 review. On the morning of April 24, 1998, special counsel for the Audit Committee contacted Coopers' outside counsel telephonically and informed such counsel that the Company would agree to Coopers' proposed accounting treatment of the transactions in question, and requested that Coopers proceed with completion of the audit. Promptly thereafter, Coopers' outside counsel called back the special counsel to the Audit Committee and informed such special counsel that Coopers would be contacting the Audit Committee, and further that the members of the special counsel's law firm would not be permitted to review Coopers' workpapers that day as previously agreed. Shortly thereafter, representatives of Coopers held a conference call with the Audit Committee Chairman and notified the Chairman that Coopers was resigning, effective immediately, as the Company's independent accountant, and that Coopers was withdrawing its audit reports relating to the Company's 1995 and 1996 financial statements.

12. Set forth below is a description of the disagreements between Coopers and the Company reportable under Rule 304(a)(1)(iv). These items were discussed between Coopers and members of the Audit Committee at various times in late March or in April 1998. The Company has authorized Coopers to respond fully to inquiries of the successor accountant (when retained), including inquiries concerning these matters.

         1.       E.F. JOHNSON COMPANY

13. (a) Revenue Recognition for Systems Contracts. E.F. Johnson Company ("EFJ") is the Company's wholly-owned, consolidated subsidiary acquired on July 31, 1997. Certain contract revenues totaling approximately $2,626,000 were recorded by EFJ during the fourth quarter of 1997. EFJ had historically recognized revenues on system contracts using the "percentage of completion" method, applying the ratio of costs incurred to date to the total cost of the system. In late March 1998, Coopers informed the Company that costs of purchased materials, even though incurred, should not be included in the percentage of completion calculation until installation and integration of such materials into the system has at least begun. The Company intends to make this change, which will result in a substantial downward adjustment in the Company's 1997 annual and fourth quarter consolidated operating results.

14. (b) Revenue Recognition for License of Technology. Revenue from a license of technology by EFJ totaling $300,000 was recorded in the fourth quarter of 1997 based upon the electronic delivery to the customer in that quarter of certain technical know-how and documentation. Coopers' current position is that, since the customer had a cancellation right and the payment terms extend beyond one year, revenue should be recognized on an installment basis. The Company notes that although the purchase agreement initially contained a cancellation right, it was amended to eliminate such right prior to issuance of the Company's 1997 financial results. Nevertheless, the Company will recognize revenue on these sales as payments are received. This change will result in a downward adjustment in the Company's 1997 annual and fourth quarter consolidated operating results.

15. (c) Opening Balance Sheet of EFJ. EFJ's finished goods and work in process inventory at July 31, 1997 totaled approximately $3 million. In connection with its acquisition of EFJ, the Company did not believe that it was appropriate to adjust such inventories to allocate a portion of the purchase price for potential manufacturing profit on these inventories. Coopers reviewed the allocation of purchase cost of EFJ at the time of the acquisition and provided substantial assistance to the Company in preparing the opening balance sheet of EFJ. On March 31, 1998, Coopers informed the Company that inventories should have been adjusted for the manufacturing profit included in inventory at the acquisition date. The Company intends retroactively to reduce goodwill and increase inventories of EFJ by the amount of the manufacturing profit included in inventory at the date of acquisition, effective July 31, 1997. No final determination has been made at this time regarding the amounts of the adjustments. The Company believes that these changes may impact the annual and third and fourth quarter consolidated operating results for 1997.

16. A second issue is whether the opening balance sheet should have been adjusted to reduce a $500,000 bad debt reserve that was established by EFJ with respect to a receivable from a specific customer. The Company ultimately collected the receivable after the customer received third party financing of $30 million in the first quarter of 1998, and the Company left the $500,000 reserve on the books. In connection with Coopers' audit for 1997, Coopers informed the Company that the Company could not make any adjustments retroactively to the EFJ opening balance sheet. Coopers' current position is that this recovery should have been reflected retroactively by reducing the goodwill recorded in the purchase allocation and eliminating the reserve that had been established. This change could impact the annual and the third and fourth quarter consolidated operating results for 1997. The Company is currently evaluating these issues, including whether Coopers' current position is consistent with SFAS No. 38, as interpreted in Staff Accounting Bulletin No. 92.

         2.       TRANSCRYPT INTERNATIONAL, INC.

17.               (a) Revenue Recognition on Certain Government Agency Sales.
The Company recorded revenues on a number of "quick ship" sales involving national security to a federal government agency based on the shipment of products. This quick ship process began in mid-1996 and initially involved the receipt by the Company from the customer of oral orders that included a federal purchase request number. Later, in the second quarter of 1997, at the recommendation of Coopers, this process was modified to include the receipt of a "pro forma invoice" order signed by the customer reflecting all of the material terms and conditions of the sale. The customer, in the usual course of business, would subsequently reduce the transaction to a formal written agreement.

Coopers has now advised the Company that such revenues should not have been recorded until a formal written agreement was received, on the grounds that the federal government's commitment may not have been perfected until that time. The Company intends to adjust its historical financial statements to delay recognition of the full amount of these revenues until the period that a formal written agreement was received, and intends to follow this procedure in the future. This change will impact the timing of revenue recognition in the Company's 1997 consolidated operating results and may impact the 1996 consolidated operating results.

18. In addition, the Company also recorded, during the second and third quarters of 1997, revenues totaling approximately $2.2 million on sales for which the Company has not received formal written agreements from the federal government agency customer. On March 25, 1998, the customer advised the Company in writing that the person with whom the Company had been dealing in the past in these transactions did not have the authority to bind the government. The customer also advised the Company that it would not ratify these transactions pursuant to the Company's ratification request dated March 11, 1998. On March 25, 1998, the Company filed a certified claim to recover the amounts due on these sales. Coopers' position is that in light of these facts, these revenues must be reversed in their entirety. The Company intends to eliminate these revenues from its consolidated 1997 operating results and will only recognize these revenues if this claim is favorably resolved.

19. (b) Revenue Recognition on Sales to Certain International Dealers and Distributors. In mid-March 1998, Coopers reevaluated a number of sales by the Company to certain international dealers and distributors during 1997. Coopers indicated that some of the dealers and distributors appeared to lack a commitment and ability to pay for the products, and therefore the sales should not have been recorded on the accrual basis. This disagreement relates to the Company's program to offer financing for the purchase of the Company's products by certain international dealers and distributors to further develop the Company's distribution channels. At the time of each of these sales, the Company received a written purchase order from the customer, and the Company believed that each of these customers had the ability to pay for the products. The Company currently believes that potential eliminations and adjustments to the timing of revenues involve sales totaling an estimated $2.0 million in 1997. The Company is continuing to review this issue, including the magnitude and timing of any adjustments in 1997, whether any additional 1997 sales would be involved and whether any adjustments may be required to 1996 consolidated operating results.

20. (c) Other Revenue Recognition Issue. The Company believes that Coopers first raised this issue as a disagreement subsequent to its resignation on April 24, 1998. According to Coopers, the Company recorded revenues based upon shipments to certain customers who had an explicit right to exchange the product for other products. Coopers' position is that revenues on these sales should not have been recorded until a final sale was consummated. Coopers has indicated that adjustments will impact the annual and quarterly consolidated operating results for 1997, but does not know whether 1996 and 1995 will be affected. The Company is currently evaluating this issue.

21.      (v)      Set forth below is a description of the events reportable
under Rule 304(a)(1)(v). The Company, and with respect to certain matters, the special counsel to the Audit Committee, are currently evaluating these issues:

22. (A) Internal Controls: Coopers has informed the Company that it believes that the Company's internal controls over the proper recording of revenue transactions were deficient.

23. (B) Reliance on management representations/association with financial statements prepared by management: Coopers has informed the Company's Audit Committee in meetings in late March and in April 1998 that it believes that it was possible that illegal acts may have been committed by Company personnel, including management. In this regard, Coopers recommended that the Audit Committee retain independent counsel to conduct a special investigation into possible illegal acts. The Audit Committee retained independent counsel for such purpose and such counsel's investigation is continuing. Coopers informed the Audit Committee that under these circumstances, it could no longer rely on representations made by Company management.

24. (C) Notification of need to expand audit scope and identification of matters that may result in changes to financial statements of 1997 or prior years: Coopers informed the Company's Audit Committee, in conjunction with its resignation on April 24, 1998, that it would have needed to significantly expand its audit scope to examine all revenue transactions recorded in 1995, 1996 and 1997 and all credit memos issued in those periods and subsequently.

25. Coopers has also identified the following issues which it believes may result in significant changes to financial statements of one or more years and quarters, which Coopers believes were unresolved as the result of its resignation prior to completion of the expanded audit scope:

26. 1. Issues regarding the purchase accounting for the 1997 acquisition of EFJ, including reserves established as of the acquisition date for restructuring, doubtful accounts and contracts in process, proper valuation of purchased in-process research and development and whether a valuation allowance is required for deferred tax assets.

27. 2. Issues regarding the appropriateness of recording revenues in 1996 and 1997 for transactions where goods may have been shipped to public warehouses, family members, employees and to the Company itself.

28. 3. Issues regarding the verification of the physical existence and the valuation of inventory at customer locations, where there was substantial uncertainty regarding the customer's commitment and ability to pay for the products, and at other locations such as public warehouses, and inventory returned to the Company after year-end where such inventory was not accepted or was exchanged by the customer.

29. 4. Issues regarding the appropriateness of recording revenues in 1996 and 1997 for sales of newly developed products for which engineering development may not have been complete.

30. 5. Issues regarding reserving for sales returns and allowances.

31. 6. Issues regarding the possible need for a valuation allowance with respect to the Company's consolidated deferred tax asset balance.

32. (D) Matter that may require a change to 1996 financial statements: Coopers informed the Audit Committee, in conjunction with its resignation on April 24, 1998, of the need to make an adjustment to the 1996 financial statements for the following item, but due to Coopers' resignation such adjustment has not yet been made:

33. The Company recorded $240,000 of revenues for engineering services upon invoicing in November 1996; a contract was received dated December 31, 1996. These services may not have been completed until 1997. Coopers' position is that revenues should not be recorded until the related services have been provided. This change could negatively impact the Company's 1996 annual and fourth quarter consolidated operating results and positively impact 1997 annual and quarterly consolidated operating results.

34. The Company has requested from Coopers a letter addressed to the Commission stating whether it agrees with all of the above statements (as in response to Rule 304(a)). A copy of this letter will be filed as an exhibit to an amended Report on Form 8-K promptly upon the Company's receipt of same.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      Financial Statements.

                  None required.

         (b)      Pro Forma Financial Information.

                  None required.

         (c)      Exhibits.

                  The following are furnished as exhibits to this report:

                  99.1 News Release issued on April 27, 1998 by the Registrant.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                     TRANSCRYPT INTERNATIONAL, INC.


Date:    May 4, 1998                 By:  /s/ JEFFERY L. FULLER
                                          -------------------------------------
                                          Jeffery L. Fuller
                                          Chief Executive Officer
                                          (Principal executive officer and duly
                                          authorized signatory)

                                INDEX TO EXHIBITS

Exhibit No.        Description

99.1               News Release issued on April 27, 1998 by the Registrant.

                                                                    EXHIBIT 99.1

                       TRANSCRYPT INTERNATIONAL ANNOUNCES
                       RESIGNATION OF INDEPENDENT AUDITORS

         Transcrypt International, Inc. (Nasdaq:TRIIE) announced today that Coopers & Lybrand, L.L.P., has resigned effective April 24, 1998, as the Company's independent auditors. In conjunction with its resignation, Coopers & Lybrand advised the Company that their reports with respect to the consolidated financial statements of Transcrypt and subsidiaries as of and for the years ended December 31, 1995 and 1996 are withdrawn. Transcrypt is in the process of retaining new accountants. Until such time as the Company retains new independent auditors and new auditors' reports are issued, the Company's previously issued financial statements should not be relied upon.

         As previously announced, the investigation by the independent counsel appointed by the Audit Committee is continuing and a report by another major accounting firm retained to review the accounting treatment of certain transactions is expected to be made to the Audit Committee today.

         Transcrypt also announced today that on April 24 the Company contacted Nasdaq to inform it of these events. Nasdaq informed the Company that it would effect a temporary qualification trading halt in the Common Stock of Transcrypt through at least May 7, 1998, the date on which Nasdaq has scheduled a hearing to determine whether the Common Stock of Transcrypt will continue to be listed on the Nasdaq National Market. The Company expects to present at this hearing its timetable for filing its Annual Report on Form 10-K for the year ended December 31, 1997 and amending its prior reports filed with the Securities and Exchange Commission.

         Transcrypt International, Inc., a Lincoln, Nebraska-based manufacturer of information security and wireless communication products, acquired the E.F. Johnson Company in July of 1997. Transcrypt's information security products prevent the unauthorized interception of sensitive voice and data communication. With the acquisition of E.F. Johnson, Transcrypt has more than 800 dealers and distributors in 108 countries worldwide, and ranks as the third largest manufacturer of land mobile radios in the United States.

         This press release contains forward-looking statements and, as such, may involve risks and uncertainties that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995.

CONTACT: Jeffery L. Fuller, President & CEO, or Craig J. Huffaker, CFO, 402-474-4800, both of Transcrypt International, Inc.; or Jeffrey S. Lloyd or Steve Hawkins, both of Sitrick and Company, 310-788-2850